EXHIBIT 99.1

DAVIDsTEA Takes Steps to Optimize Store Network

•	Closing 82 Canadian stores and seeking more favorable lease terms for remaining stores in Canada

•	Exiting all 42 U.S. stores to focus on expanding successful e-commerce sales

•	DAVIDsTEA’s online business at www.davidstea.com and sales in grocery stores and pharmacies across Canada continue

MONTREAL, July 9, 2020 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announces that further to obtaining an Initial Order pursuant to the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) from the Quebec Superior Court in order to implement its restructuring plan, the Company is sending notices to terminate leases for 82 of its stores in Canada and all 42 of its stores in the United States. The lease terminations will take effect in 30 days.

“With the upcoming closure of 124 unprofitable stores across North America, we are certainly making good progress in creating a stronger business model for the future and ensuring the long-term success and sustainability of DAVIDsTEA and our beloved brand,” stated Herschel Segal, Founder, Chairman and Interim CEO of DAVIDsTEA

“Today, we are moving forward with the closure of a significant number of money-losing stores. With all our stores closed in the U.S., we will focus exclusively on our very successful e-commerce sales which had a penetration rate of close to 43% in this market prior to COVID-19,” said Frank Zitella, CFO and COO of DAVIDsTEA. “With regards to our brick and mortar network in Canada, negotiations with landlords for our remaining 100 stores have started and, at this time, the outcome of these discussions remains uncertain. To the extent we cannot reach agreements with the landlords on more favorable lease terms, we may terminate the leases and permanently close additional stores. However, we are fully committed to continuing to serve our loyal tea-loving customers with passion and ensuring that their favorite blends of tea are available online and in grocery stores and pharmacies, both during and after this restructuring process,” added Mr. Zitella. All 100 remaining DAVIDsTEA stores have been closed since March 17, 2020 due to the COVID-19 pandemic, and will remain so until further notice.

As previously announced, DAVIDsTEA’s restructuring efforts are focused primarily on exiting unprofitable stores and right-sizing its Canadian brick and mortar footprint, in the context of an increasingly challenging retail environment, further exacerbated by the COVID-19 pandemic. DAVIDsTEA’s objective is to create a leaner and more efficient company and to accelerate its transition to an online retailer and wholesaler of high-quality tea and accessories, better positioned for long-term growth.

DAVIDsTEA also announces that the United States Bankruptcy Court for the District of Delaware today entered an order in favor of DAVIDsTEA and its wholly-owned U.S. subsidiary under Chapter 15 of the United States Bankruptcy Code. The Court order provisionally recognizes the proceedings under the CCAA and enforces the initial order issued yesterday by the Quebec Superior Court, in effect providing protection to DAVIDsTEA and its U.S. subsidiary from creditor action against its U.S. assets.

A copy of the Initial Order and related documents are available at www.pwc.com/ca/davidstea. The Company will continue to provide updates throughout the restructuring process as events warrant.

Cautionary Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our restructuring process, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, the closing of certain of our retail stores, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended February 1, 2020, filed with the United States Securities and Exchange Commission and with the Autorité des marchés financiers.

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About DAVIDsTEA

DAVIDsTEA is a leading online retailer and growing mass wholesaler of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories through over 100 company-owned and operated retail stores in Canada, as well as its e-commerce platform at www.davidstea.com. A selection of DAVIDsTEA products is also available in over 2,500 grocery stores and pharmacies across Canada. The Company is headquartered in Montréal, Canada

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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